AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2000
                                                      REGISTRATION NO. 333-


                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


                                      FORM S-8

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933


                                   OWENS CORNING
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                    34-4323452
     (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)


                             One Owens Corning Parkway
                                 Toledo, Ohio 43659
           (Address, including zip code, of Principal Executive Offices)


                    Owens Corning Savings and Profit Sharing Plan
                              (Full title of the plan)


                                 MAURA ABELN SMITH
                SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                   OWENS CORNING
                             ONE OWENS CORNING PARKWAY
                                 TOLEDO, OHIO 43659
                                   (419) 248-8000

         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                          COPIES OF ALL COMMUNICATIONS TO:

                            RONALD C. BARUSCH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           1440 NEW YORK AVENUE, N.W.
                           WASHINGTON, DC 20005-2111
                                 (202) 371-7000


                          CALCULATION OF REGISTRATION FEE


Title of each class                    Proposed maximum  Proposed maximum
of securities to     Amount to be      offering price    aggregate          Amount of
be registered (1)     registered       per share         offering price     registration fee
-----------------   --------------     ----------------  ----------------   ----------------
Common Stock,            (2)                  (2)           $30,000,000          $7,920
par value
$0.10 per share

    (1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminable amount of interests to be offered pursuant to the employee benefit plan described herein.

    (2) Under the Savings and Profit Sharing Plan, contributions may be invested, at the employee's option, in common stock of Owens Corning purchased in the open market or from Owens Corning. The shares of such common stock upon which the registration fee is calculated are those shares which may be purchased in the future at the fair market value thereof on the respective dates of purchase, with employee contributions totaling $30,000,000. The number of shares and the purchase price are necessarily indeterminate at this time.


                                       PART II
                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

               The following documents which have been filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, are incorporated by reference herein and shall be deemed to be a part hereof:

               1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

               2. The description of the Registrant's Capital Stock contained in the registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

               3.    All other reports filed by the Registrant pursuant to
                     Section 13(a) or 15(d) of the Exchange Act since December 31, 1999.

               4. The latest annual report of the Registrant's Savings and Profit Sharing Plan pursuant to Section 15(d) of the Exchange Act.

               All documents, filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

               Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

    ITEM 4.    DESCRIPTION OF SECURITIES.

               Not applicable.

    ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

    ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               A. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware as to the limitation of personal liability of directors and officers and to Section 145 of the General Corporation Law of the State of Delaware as to indemnification by a corporation of its directors and officers. Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for wilful or negligent payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. Delaware law also provides that a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents, and shall so indemnify directors and officers only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

               B. Article FOURTEENTH of our Certificate of Incorporation, as amended, provides as follows with respect to the indemnification of our directors and officers and the limitation of personal liability of our directors and officers:

               FOURTEENTH: The corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article FOURTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

               C. Article IX of our By-Laws provides as follows with respect to the indemnification of our directors and officers and of certain other persons:


                                 ARTICLE IX

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Corporation shall, to the fullest extent permitted by applicable law from time to time in effect (but, in the case of any amendment of such law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as directors, officers, employees or agents of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of the Corporation who at the request of the Corporation may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Corporation or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent permitted by such law. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Certificate of Incorporation, other By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall be contract rights and continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               If a claim under this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by the director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

               The indemnification provided in this Article IX shall inure to each person referred to herein, whether or not the person is serving in any of the enumerated capacities at the time such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article IX. None of the provisions of this Article IX shall be construed as a limitation upon the right of the Corporation to exercise its general power to enter into a contract or understanding of indemnity with a director, officer, employee, agent or any other person in any proper case not provided for herein. Each person who shall act or have acted as a director or officer of the Corporation shall be deemed to be doing so in reliance upon such right of indemnification.

               For purposes of this Article IX, the term "Corporation" shall include constituent corporations referred to in subsection (h) of
    Section 145 of the General Corporation Law of the State of Delaware (or any similar provision of applicable law at the time in effect).

               D. We have entered into an Indemnity Agreement with each member of our Board of Directors. Each Indemnity Agreement provides, among other things, that in the event the director was, is or becomes a party, witness or other participant in a Claim (as defined in the Indemnity Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnity Agreement), we are required to indemnify the director to the fullest extent authorized by our By-Laws as in effect on the date of the Indemnification Agreement notwithstanding any subsequent amendment, repeal or modification of such By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such Claim. The Indemnity Agreement requires that we advance to the director all expenses relating to Claims and contains an undertaking by the director to reimburse us for any such advances that are subsequently determined in a final judicial determination to have been impermissible under applicable law.

               E. Our directors and officers are covered by insurance policies, maintained by us at our expense, insuring the directors and officers against certain liabilities which might be incurred by them in such capacities, including liabilities arising under the Securities Act of 1933.

    ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

    ITEM 8.    EXHIBITS.

               See Exhibit Index on page II-11.

    ITEM 9.    UNDERTAKINGS.

               *(a)  The undersigned Registrant hereby undertakes:

                           (1) to file, during any period in which offers
               or sales are being made, a post-effective amendment to this registration statement:

                           (i)   to include any prospectus required by
                                 Section 10(a)(3) of the Securities Act of
                                 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
                                 respect to the plan of distribution not
                                 previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
    Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                           (2) that, for the purpose of determining any
               liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) to remove from registration by means of a
               post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;


               *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    * Paragraph references correspond to those of Regulation S-K, Item 512.


                                     SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo and the State of Ohio, on this 5th day of July, 2000.

                                    OWENS CORNING


                                    By:   /s/ Glen H. Hiner
                                          --------------------------------
                                          Name:  Glen H. Hiner
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer



                                  POWER OF ATTORNEY

               Each person whose signature appears below hereby severally constitutes and appoints Glen H. Hiner, Michael H. Thaman and Maura Abeln Smith, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

    Signature                     Title                                Date


     /s/ Glen H. Hiner            Chairman of the Board          June 19, 2000
    -------------------------     and Chief Executive
    Glen H. Hiner                 Officer (Principal Executive
                                  Officer) and Director


     /s/ Michael H. Thaman        Senior Vice President          June 21, 2000
    -------------------------     and Chief
    Michael H. Thaman             Financial Officer
                                  (Principal Financial Officer)


     /s/ Deyonne F. Epperson      Vice President and Controller  June 21, 2000
    -------------------------
    Deyonne F. Epperson


     /s/ Curtis H. Barnette       Director                       June 16, 2000
    -------------------------
    Curtis H. Barnette


     /s/ Norman P. Blake, Jr.     Director                       June 20, 2000
    -------------------------
    Norman P. Blake, Jr.


     /s/ Gaston Caperton          Director                       June 19, 2000
    -------------------------
    Gaston Caperton


     /s/ Leonard S. Coleman, Jr.  Director                       June 21, 2000
    -------------------------
    Leonard S. Coleman, Jr.


     /s/ William W. Colville      Director                       June 16, 2000
    -------------------------
    William W. Colville


     /s/ Landon Hilliard          Director                       June 16, 2000
    -------------------------
    Landon Hilliard


     /s/ Ann Iverson              Director                       June 19, 2000
    -------------------------
    Ann Iverson


                                  Director                            --
    -------------------------
    W. Walker Lewis


     /s/ Furman C. Moseley, Jr.   Director                       June 19, 2000
    -------------------------
    Furman C. Moseley, Jr.


     /s/ W. Ann Reynolds          Director                       June 19, 2000
    -------------------------
    W. Ann Reynolds




               Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo and the State of Ohio, on this 5th day of July, 2000

                                         OWENS CORNING SAVINGS AND
                                         PROFIT SHARING PLAN


                                         By:     /s/ Steven J. Strobel
                                               -------------------------------
                                         Name:  Steven J. Strobel
                                         Title: Chairman, Investment Review
                                                Committee




                               EXHIBIT INDEX

 Exhibit No.   Description

    23         Consent of Arthur Andersen LLP, independent public accountants.

    24         Power of Attorney (set forth on the signature page hereof).




                                                                   EXHIBIT 23

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 24, 2000, included in Owens Corning's Form 10-K for the year ended December 31, 1999, and April 28, 2000, included in the Owens Corning Savings and Profit Sharing Plan's Form 11-K for the plan year ended December 30, 1999, and to all references to our Firm included in this Registration Statement.



    /s/ Arthur Andersen LLP
    Arthur Andersen LLP
    Toledo, Ohio
    June 28, 2000